Exhibit 16.1

April 10, 2012

Securities and Exchange Commission 100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated April 10, 2012 of SKY Digital Stores Corp. and are in agreement with the statements contained in paragraphs 1, 2, and 3. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Holtz Rubenstein Reminick LLP

HOLTZ RUBENSTEIN REMINICK LLP

(oc:as-SKY-8-K)